Exhibit 99.1



             Digirad Adopts Stockholder Rights Plan


     POWAY, CALIFORNIA, November 21, 2005 -- Digirad Corporation (NASDAQ:DRAD), a leader in providing imaging services and solid-state medical imaging products to physician offices, hospitals and imaging centers, today announced that its Board of Directors has adopted a stockholder rights plan.
     The stockholder rights plan is designed to guard against partial tender offers and other coercive tactics to gain control of the Company without offering a fair and adequate price and terms to all of Digirad's stockholders.
     Under the plan, Digirad will issue a dividend of one right for each share of its Common Stock held by stockholders of record as of the close of business on December 12, 2005. Each right will initially entitle stockholders to purchase a fractional share of the Company's preferred stock for $20. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of, 20% or more of Digirad Common Stock while the stockholder rights plan remains in place, then, unless the rights are redeemed by Digirad for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person or group, for shares of Digirad or shares of the third party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

About Digirad
     Digirad Corporation develops, manufactures and markets solid-state, digital gamma cameras to hospitals, imaging centers and physician offices. Digirad offers a comprehensive line of solid-state nuclear gamma cameras that produce a high-quality image for use in the detection of many medical conditions, including cardiovascular disease. Digirad's cameras are unique as their lightweight and compact design allows them to fit easily into small office spaces. Digirad's wholly owned subsidiaries Digirad Imaging Solutions and Digirad Imaging Systems offer a comprehensive and mobile imaging leasing and services program for physicians who wish to perform in-office nuclear cardiology procedures but do not have the patient volume, capital or resources to justify purchasing a gamma camera. For more information, please visit www.digirad.com. Digirad(R) and Digirad Imaging Solutions(R) are registered trademarks of Digirad Corporation.



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